                                                                      Exhibit 12

STATEMENT SETTING FORTH COMPUTATION OF RATIO OF
EARNINGS TO FIXED CHARGES

                                                                                                      The               The
                                                                                                  Predecessor         Company
                                                                                                  -------------------------------
                                                      Year Ended December 31,                     January 1, 1996   August 1, 1996
                                                 ---------------------------------                   to July 31,   to December 31,
                                                 1992          1993          1994          1995         1996            1996
                                                ---------------------------------------------------------------------------------
Determination of Earnings:
Income (loss) from continuing operations before
  income taxes and cumulative effect of
  accounting changes and extraordinary item       6,810         4,157         4,402         5,503         1,209         1,139


Fixed charges expensed                            4,213         4,730         5,562         8,706         4,027         2,970
                                                ---------------------------------------------------------------------------------

Earnings plus fixed charges                      11,023         8,887         9,964        14,209         5,236         4,109

Determination of Fixed Charges:
Interest on indebtedness                          2,824         2,718         3,523         6,612         2,796         2,090

Rental expense representative of an
 interest factor                                  1,389         2,012         2,039         2,094         1,231           880
                                                ---------------------------------------------------------------------------------

Total fixed charges                               4,213         4,730         5,562         8,706         4,027         2,970

Ratio of earnings to fixed charges                  2.6           1.9           1.8           1.6           1.3           1.4



                                                               Adjusted
                                                Adjusted       Combined
                                                Combined        for the
                                                for the       Nine Months
                                                Year Ended       Ended
                                                December 31,  September 30,  September 30,
                                                  1996           1996           1996
                                              ----------------------------------------------
Determination of Earnings:
Income (loss) from continuing operations before
  income taxes and cumulative effect of
  accounting changes and extraordinary item       2,348           168        (1,979)


Fixed charges expensed                            6,997         5,285         8,406
                                              ----------------------------------------------

Earnings plus fixed charges                       9,345         5,453         6,427

Determination of Fixed Charges:
Interest on indebtedness                          4,886         3,702         6,646

Rental expense representative of an
 interest factor                                  2,111         1,583         1,760


Total fixed charges                               6,997         5,285         8,406

Ratio of earnings to fixed charges                  1.3           1.0           0.8
